Exhibit 3.3.1

CERTIFICATE OF INCORPORATION

OF

LRD, INC.

FIRST.       The name of the Corporation is LRD, INC.

SECOND.       Its registered office in the State of Delaware is located at 100 West Tenth Street, in the City of Wilmington, County of New Castre. The name and address of its registered agent is The Corporation Trust Company, 100 West Tenth Street, Wilmington, Delaware.

THIRD.       The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

Without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, encumber, sell, lease for any term of years, option, convey, transfer, assign or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

To investigate, inquire, design, develop, manufacture, produce, assemble, fabricate, import, lease, purchase or otherwise acquire; to invest in, own, hold, use, license the use of, install, handle maintain, service or repair; to sell, pledge, mortgage exchange, export, distribute, lease, assign and otherwise dispose of, and generally to trade and deal in and with, as principal or agent, at wholesale or retail, on commission or otherwise; buildings and structures of every kind, produced from metals or any other substances, and any components, parts or equipment relating to or functioning in such buildings or structures; supplies, parts, equipment, apparatus, machinery improvements, appliances, tools, and goods, wares, merchandise, commodities, articles of commerce and property of every kind and description, and any and all products, machinery, equipment and supplies used or useful in connection therewith, or to own businesses engaged in or conducting any such activities.

To acquire by purchase, lease, or otherwise, lands in any locality for any purpose including the prospecting for, and obtaining oil, gas or other minerals, and to that end to drill, or cause to be drilled, oil, gas or mineral wells, and to buy, lease or otherwise acquire machinery and equipment necessary to accomplish such purposes; and if oil, gas or other minerals are found, then to market same to the best advantage.

To engage in the movement by any means, of oil, gas, salt, sulphur, or other minerals, either produced by this Corporation or others. To build, construct, lease, purchase or otherwise acquire buildings, machinery, and other apparatus for refining, smelting, manufacturing, or otherwise working up the products of mineral lands, either produced by this Corporation or others.

To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares, and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this Corporation or otherwise, the good will, rights, assets, and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge, or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporation, joint stock companies, syndicates, associations, firms, trust or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as the owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

To enter into, make and perform contracts of any kind and description with any person, firm, joint venture, partnership, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills or exchange, warrants, bonds, debentures and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge, or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To loan to any person, firm or corporation any of its surplus funds, either with or without security.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

FOURTH.       The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of VOTING COMMON STOCK, all of one class and of the par value of One Dollar ($1.00) each.

FIFTH.       The minimum amount of capital with which this Corporation will commence business is One Thousand Dollars ($1,000.00).

SIXTH.       The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS

J. William Conger	4900 North Santa Fe
Oklahoma City, Oklahoma 73118

Larry D. Hartzog	4900 North Santa Fe
Oklahoma City, Oklahoma 73118

G. M. Tebow	4900 North Santa Fe
Oklahoma City, Oklahoma 73118

SEVENTH.       This Corporation is to have perpetual existence.

EIGHTH.       The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

NINTH.       The number of directors of this Corporation shall be as specified in the By-Laws, and such number from time to time may be increased or decreased under the By-Laws, provided the number of directors of the Corporation shall not be less than three. Directors and officers need not be stockholders. In case of any increase in the number of directors, the additional directors may be elected by the Board of Directors to hold office until the next annual meeting of the stockholders. In case of vacancies in the Board of Directors, a majority of the remaining members of the Board, even though less than a quorum, may elect directors to fill such vacancies to hold office until the next annual meeting of the stockholders.

TENTH.       In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized:

To make, alter, amend, add to, revise, or repeal the By-Laws in any manner not contrary to the laws of the State of Delaware;

When and as authorized by an affirmative vote of the holders of a majority of the stock, to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration as its Board of Directors shall deem expedient and for the best interest of the Corporation;

To submit any contract or act for approval or ratification to any annual meeting of the stockholders, or at any meeting of the stockholders called for the purpose of considering any such act or contract; and any contract or act that shall be approved or ratified by the vote of the holders of a majority of the issued and outstanding stock of this Corporation having voting power which is represented in person or by proxy at such meeting (provided that a lawful quorum of such stockholders be there represented in person or by proxy), shall be as valid and as binding upon this Corporation and upon all of its stockholders as though it had been approved or ratified by all of the holders of the stock of this Corporation having voting rights, whether or not the contract or act would otherwise be open to legal or equitable attack because of the interest of any of the directors of this Corporation, or for any other reason.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution by the Board of Directors.

A majority of the stock issued and outstanding of this Corporation having voting power may in the By-Laws confer powers additional to the foregoing upon the directors, in addition to the powers and authorities expressly conferred upon them by law.

ELEVENTH.       No contract or other transaction between this Corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this Corporation, and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation; any director individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or other-

wise interested in, any contract or transaction of this Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors, or a majority thereof; and any director of this Corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation which shall authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

TWELFTH.       The Corporation shall indemnify any and all of its officers or directors or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any By-Law, agreement, vote of stockholders, or otherwise.

THIFTEENTH.       If the By-Laws so provide, the stockholders and directors shall have the power to hold their meetings, to have an office or offices and to keep the books of this Corporation (subject to the provisions of the Statutes of Delaware) outside the State of Delaware at such places as from time to time may be designated by the By-Laws or by the resolution of the directors.

FOURTEENTH.       The directors and officers of this Corporation shall be elected in the manner provided for in its By-Laws.

FIFTEENTH.       No stockholder of this Corporation shall have any preemptive or preferential right of subscription to any shares of stock of this Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of this Corporation, authorized, issued or sold.

SIXTEENTH.       This Corporation reserves the right to amend, alter, change, revise, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being all of the incorporators, for the purpose of forming a corporation, in pursuance of an Act of the Legislature of the State of Delaware entitled “An Act Providing a General Corporation Law” (approved March 10, 1889) and the acts amendatory thereof and supplemental thereto, do make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly hereunto have set our hands and seals this 18th day of January, 1972.

/s/ J. William Conger
J. William Conger
4900 North Santa Fe
Oklahoma City, Oklahoma 73118

/s/ Larry D. Hartzog
Larry D. Hartzog
4900 North Santa Fe
Oklahoma City, Oklahoma 73118

/s/ G. M. Tebow
G. M. Tebow
4900 North Santa Fe
Oklahoma City, Oklahoma 73118

In the presence of:

/s/ Linda Driskill
Linda Driskill

/s/ Janis Bynum
Janis Bynum

ACKNOWLEDGMENT

STATE OF OKLAHOMA	)
) SS.
COUNTY OF OKLAHOMA	)

BE IT REMEMBERED, that on this 18th day of January, 1972, personally appeared before me, the subscribed, a Notary Public, for the State and County aforesaid, J. William Conger, Larry D. Hartzog, and G. M. Tebow, all the parties to the foregoing Certificate of Incorporation, known to me personally to be such, and severally acknowledged the said Certificate to be their act and deed respectively, and that the facts therein stated were truly set forth.

GIVEN under my hand seal of office the day and year aforesaid.

/s/ Deanna Williams
Deanna Williams, Notary Public

[SEAL]

My Commission expires March 26, 1973.